Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-175814) pertaining to the Francesca’s Holdings Corporation 2007 Stock Incentive Plan, the Francesca’s Holdings Corporation Stock Incentive Plan and the Francesca’s Holdings Corporation 2011 Equity Incentive Plan of our reports dated March 22, 2013, with respect to the consolidated financial statements of Francesca’s Holdings Corporation and the effectiveness of internal control over financial reporting of Francesca’s Holdings Corporation, included in this Annual Report (Form 10-k) for the fiscal year ended February 2, 2013 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

March 22, 2013